SCHEDULE OF 14C INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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      14x-5(d)(2))


ABAZIAS, INC
------------------------------------
 (Name of Registrant as Specified In Its Charter)

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

                                  ABAZIAS, INC.
                          5214 SW 91st Terrace Suite A
                              Gainesville, FL 32608

To the stockholders of Abazias, Inc.

      Abazias, Inc., a Delaware corporation (the "Company") has obtained the written consent of the stockholders holding a majority of the issued and outstanding shares of Common Stock of the Company on June 8, 2006 (the "Consent"). The Consent provides that the board of directors is granted the authority to amend our certificate of incorporation to effect a reverse stock split of our common stock at a specific ratio to be determined by our board of directors within a range of one-for-ten to one-for-forty (the "Reverse Split.") Additionally, this proposal has been approved by the Board of Directors as of June 8, 2006.

      The accompanying Information Statement is being provided to you for your information to comply with requirements of the Securities and Exchange Act of 1934. The Information Statement also constitutes notice of corporate action without a meeting by less than unanimous consent of the Company's stockholders pursuant to Section 228 (e) of the Delaware General Corporation Law. You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection with the Amendment and the Reverse Split. No meeting of the Company's stockholders will be held or proxies requested for these matters since they have already been approved by the requisite written consent of the holders of a majority of its issued and outstanding capital stock.

      Under the rules of the Securities and Exchange Commission, the Amendment and the Reverse Split cannot become effective until at least 20 days after the accompanying Information Statement has been distributed to the stockholders of the Company.


                                              By order of the Board of Directors

                                              /s/ Oscar Rodriguez
                                              ------------------
                                              Oscar Rodriguez, CEO

                                  ABAZIAS, INC.
                          5214 SW 91st Terrace Suite A
                              Gainesville, FL 32608


INFORMATION STATEMENT PURSUANT TO SECTION 14C OF THE SECURITIES EXCHANGE ACT OF
                                      1934

      This information statement is being mailed on or about ____________, 2006, to the holders of record at the close of business on June 1, 2006 of the shares of common stock, par value $0.001 per share (the "Shares"), of Abazias, Inc., a Delaware corporation (the "Company"). You are receiving this information statement in connection with a written consent approved on June 8, 2006 by shareholders owning the majority of our issued and outstanding shares of common stock, which consent provides that the board of directors is granted the authority to amend our certificate of incorporation to effect a reverse stock split of our common stock at a specific ratio to be determined by our board of directors within a range of one-for-ten and one-for-forty. This was approved by the Company's board of directors on June 8, 2006.

                              INFORMATION STATEMENT

GENERAL

      The Company's current Certificate of Incorporation provides for an authorized capitalization consisting of 150,000,000 shares of common stock, $.001 par value per share. As of June 1, 2006, there were 85,904,253 shares of common stock outstanding.

REVERSE SPLIT

      After our board of directors selects the exchange ratio for the reverse stock split and the Amendment to the Certificate of Incorporation is filed with the Secretary of State of Delaware, then all of the outstanding shares of our outstanding common stock on the date of the reverse stock split will be automatically converted into a smaller number of shares, at the reverse stock split ratio selected by the board of directors, as more fully described below. The ratio will be no less than one-for-ten, and no greater than one-for-forty. The board will select, at its discretion, the ratio of the reverse stock split, which will be within the range of one-for-ten to one-for-forty, inclusive. In determining the reverse stock split ratio, our board of directors will consider numerous factors, including the historical and projected performance of our common stock before and after the reverse stock split, prevailing market conditions and general economic trends, as well as the projected impact of the reverse stock split on the trading liquidity of our common stock, and investor interest in our stock.

      This proposal authorizes our board of directors to select the reverse stock split ratio from within a range. We authorized our board of directors to have this discretion, rather than approving a specific ratio at this time, in order to give the board the flexibility to implement a reverse stock split at a ratio that reflects the board's then-current assessment of the factors described above, including our then-current stock price. The reverse stock split would become effective upon as soon as reasonably practicable upon a determination by the board of directors and the filing of a Certificate of Amendment of our Certificate of Incorporation with the Secretary of State of the State of Delaware. The form of the Certificate of Amendment to effect the reverse split is attached to this information statement as Appendix A. The following discussion is qualified in its entirety by the full text of the Certificate of Amendment, which is hereby incorporated by reference.

REASONS FOR THE REVERSE SPLIT

      The reverse split of one new share for each 20 shares outstanding will result in a reduction of the number of issued and outstanding shares of the Company from 85,904,253 to approximately 4,295,213 shares. However, no fractional shares will be created as a result of the reverse split. Accordingly, the number of shares owned by any shareholder who would otherwise receive a fractional share will be rounded up to the nearest whole number.

      The purpose of the reverse split is to reduce the number of outstanding shares in an effort to increase the market value of the remaining outstanding shares. In approving the reverse split, the board of directors considered that the Company's common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. The Board of Directors also believes that most investment funds are reluctant to invest in lower priced stocks.

      The Board of Directors proposed the reverse split as one method to attract investors and locate business opportunities in the Company. The Company believes that the reverse split may improve the price level of the Company's common stock and that this higher share price could help generate additional interest in the Company.

      However, the effect of the reverse split upon the market price for the Company's Common Stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of the Company's Common Stock after the reverse split will rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the reverse split. The market price of the Company's Common Stock may also be based on its performance and other factors, some of which may be unrelated to the number of shares outstanding.

POTENTIAL RISKS OF THE REVERSE SPLIT

      There can be no assurance that the bid price of the Company's common stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from the reverse split, that the reverse split will result in a per share price that will increase its ability to attract employees and other service providers or that the market price of the post-split common stock can be maintained. The market price of the Company's common stock will also be based on its financial performance, market condition, the market perception of its future prospects and the Company's industry as a whole, as well as other factors, many of which are unrelated to the number of shares outstanding. If the market price of the Company's Common Stock declines after the reverse split, the percentage decline as an absolute number and as a percentage of the Company's overall capitalization may be greater than would occur in the absence of a reverse split.

POTENTIAL EFFECTS OF THE REVERSE SPLIT

      The following table illustrates the effects of a one-for-ten, one-for twenty, one-for-thirty, and one-for-forty reverse stock split, without giving effect to any adjustments for fractional shares of our common stock, on our authorized and outstanding shares of our capital stock and on certain per share data (in thousands, except per share data):

                                          Prior to
                                          Reverse                     After Reverse Split
-----------------------------------------------------------------------------------------------------------
                                          Stock Split    1 for 10     1 for 20     1 for 30       1 for 40
-----------------------------------------------------------------------------------------------------------

Common Stock Outstanding                   85,795,809    8,579,580    4,289,790     2,144,895     1,072,448
     Stockholders' equity at March31,
     2006                                $    200,451      200,451      200,451       200,451       200,451
     Stockholders' equity per
     hare at March 31, 2006              $       .002          .02         .04.           .09           .18
Net loss for year ended March 31,
     2006                                $     49,608       49,608       49,608        49,608        49,608
Basic and diluted net loss per share
     for year ended March 31, 2006       $          0         .005          .01           .02           .04


      Accounting Matters. The reverse split will not affect the par value of the Company's common stock. As a result, on the effective date of the reverse split, the stated par value capital on the Company's balance sheet attributable to Common Stock would be reduced by a fraction which represents the ratio as set by the board of directors, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value per share will be increased because there will be fewer shares.

      Effect on Authorized and Outstanding Shares. There are 85,904,253 shares of common stock issued and outstanding. As a result of the reverse split, the number of shares of capital stock issued and outstanding (as well as the number of shares of common stock underlying any options, warrants, convertible debt or other derivative securities) will be reduced to the number of shares of capital stock issued and outstanding immediately prior to the effectiveness of the reverse split, divided by the ratio asset by the board of directors.

      With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of capital stock prior and subsequent to the reverse split will remain the same. It is not anticipated that the Company's financial condition, the percentage ownership of management, the number of shareholders, or any aspect of the Company's business would materially change, solely as a result of the reverse split.

      The reverse split will be effectuated simultaneously for all of the Company's Common Stock and the exchange ratio will be the same for all shares of the Company's Common Stock. The reverse split will affect all of our shareholders uniformly and will not affect any shareholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that the reverse split results in any shareholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that the reverse split results in any shareholders owning a fractional share. See "Fractional Shares" below. The reverse split will not alter the respective voting rights and other rights of shareholders.

      The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company's Common Stock is currently registered under Section 12(g) of the Exchange Act and as a result, is subject to periodic reporting and other requirements. The proposed reverse split will not affect the registration of the Company's Common Stock under the Exchange Act. The reverse split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Exchange Act.

      Increase of Shares of All Classes of Capital Stock Available for Future Issuance. As a result of the reverse split, there will be a reduction in the number of shares of Common Stock issued and outstanding and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the reverse split. The increase in available shares could be used for any proper corporate purpose approved by the Board of Directors including, among other purposes, future financing transactions.

      Fractional Shares. No fractional shares will be created as a result of the reverse split. Accordingly, the number of shares owned by any shareholder who would otherwise receive a fractional share will be rounded up to the nearest whole number.

EFFECTIVENESS OF THE REVERSE SPLIT

      The reverse split will become effective after the filing with the Secretary of State of the State of Delaware of the Amendment to the Certificate of Incorporation (attached hereto as Exhibit "A"). It is expected that such filing will take place within 90 days from ______________, 2006, the date that is 20 calendar days after the mailing of this Information Statement.

      The following discussion summarizing material federal income tax consequences of the reverse split is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date this Information Statement was first mailed to shareholders. This discussion does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies). Stockholders should consult their own tax advisors to determine the particular consequences to them.

      The receipt of the common stock following the effective date of the reverse split, solely in exchange for the common stock held prior to the reverse split, will not generally result in a recognition of gain or loss to the shareholders. Although the issue is not free from doubt, additional shares received in lieu of fractional shares, including shares received as a result of the rounding up of fractional ownership, should be treated in the same manner. The adjusted tax basis of a shareholder in the common stock received after the reverse split will be the same as the adjusted tax basis of the common stock held prior to the reverse split exchanged therefor, and the holding period of the common stock received after the reverse split will include the holding period of the common stock held prior to the reverse split exchanged therefor.

      No gain or loss will be recognized by the Company as a result of the reverse split. The Company's views regarding the tax consequences of the reverse split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts would accept the positions expressed above.

      THIS SUMMARY IS NOT INTENDED AS TAX ADVICE TO ANY PARTICULAR PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY ASSUMES THAT THE SHARES OF COMMON STOCK ARE HELD AS "CAPITAL ASSETS" AS DEFINED IN THE CODE, AND DOES NOT CONSIDER THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY'S SHAREHOLDERS IN LIGHT OF THEIR INDIVIDUAL INVESTMENT CIRCUMSTANCES OR TO HOLDERS WHO MAY BE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS (SUCH AS DEALERS IN SECURITIES, INSURANCE COMPANIES, FOREIGN INDIVIDUALS AND ENTITIES, FINANCIAL INSTITUTIONS AND TAX EXEMPT ENTITIES). IN ADDITION, THIS SUMMARY DOES NOT ADDRESS ANY CONSEQUENCES OF THE REVERSE SPLIT UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS. THE STATE AND LOCAL TAX CONSEQUENCES OF THE REVERS SPLIT MAY VARY AS TO EACH STOCKHOLDER DEPENDING ON THE STATE IN WHICH SUCH STOCKHOLDER RESIDES. AS A RESULT, IT IS THE RESPONSIBILITY OF EACH SHAREHOLDER TO OBTAIN AND RELY ON ADVICE FROM HIS, HER OR ITS TAX ADVISOR AS TO, BUT NOT LIMITED TO, THE
FOLLOWING: (A) THE EFFECT ON HIS, HER OR ITS TAX SITUATION OF THE REVERSE SPLIT, INCLUDING, BUT NOT LIMITED TO, THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS; (B) THE EFFECT OF POSSIBLE FUTURE LEGISLATION OR REGULATIONS; AND (C) THE REPORTING OF INFORMATION REQUIRED IN CONNECTION WITH THE REVERSE SPLIT ON HIS, HER OR ITS OWN TAX RETURNS. IT WILL BE THE RESPONSIBILITY OF EACH SHAREHOLDER TO PREPARE AND FILE ALL APPROPRIATE FEDERAL, STATE AND LOCAL TAX RETURNS.

APPROVAL OF PROPOSED AMENDMENT.

      Under the Delaware General Corporation Law, the Proposed Amendment must be approved in writing by the holders of at least a majority of the voting stock of the Company. The persons listed in SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS below represent 58.3% of the Company's outstanding Shares, and have consented in writing to the Proposed Amendment. The Proposed Amendment, therefore, has been approved by the stockholders of the Company, and thereverse split will become effective after the filing with the Secretary of State of the State of Delaware of the Amendment to the Certificate of Incorporation (attached hereto as Exhibit "A"). It is expected that such filing will take place within 90 days from ______________, 2006, the date that is 20 calendar days after the mailing of this Information Statement.

      Because the Proposed Amendment already has been approved, you are not required to take any action at this time; however, at your option, you may submit a written consent to the Proposed Amendment. This information statement is your notice that the proposal concerning the reverse stock split has been approved; you will receive no further notice when the change becomes effective.

SHARE CERTIFICATES.

      Following the reverse stock split, the Share certificates you now hold will continue to be valid. In the future, new Share certificates will contain a legend noting the change in name or will be issued bearing the new name and will reflect the reverse split, but this in no way will affect the validity of your current Share certificates.

OUTSTANDING VOTING SECURITIES.

      At the close of business on June 1, 2006, there were 85,904,253 Shares outstanding. The Shares constitute the only voting securities of the Company. Each holder of the Shares is entitled to cast one vote for each Share held at any meeting of shareholders.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.

      The following tables set forth the ownership, as of the date of this information statement, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control of our company. All business addresses are 5214 SW 91st Terrace, Gainesville, FL 32608.

                                                                     Percentage
                                                       Number of     of Shares
Name                                                     Shares        Issued
---------------------------------------------------    ----------    ----------
Oscar Rodriguez                                        35,000,000          41.0%
Jesus Diaz                                             10,000,000          11.6%
Aaron Taravella                                         5,000,000           5.8%
Rob Rill                                                6,600,000           7.7%
Doug Zemsky                                             5,000,000           5.8%
Marc Baker                                              5,687,000           6.6%
All officers and directors
as a group
[3 persons]                                            50,000,000          58.3%

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, it believes that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based upon 85,904,253 shares of common stock outstanding as of June 1, 2006.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

o No director or officer of the Company or nominee for election as a director of the Company or associate of any director or officer of the Company has a substantial interest in the Proposed Amendment.
o     No director of the Company has informed the Company in writing that
o     such director intends to oppose the adoption of the Proposed Amendment.
o No security holder entitled to vote at a meeting or by written consent has submitted to the Company any proposal.


                                             /S/ OSCAR RODRIGUEZ
                                             ------------------
                                             OSCAR RODRIGUEZ, PRESIDENT

                                   EXHIBIT "A"

                                  AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  ABAZIAS, INC.

      Abazias, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      1. The date of filing the original certificate of incorporation of the Corporation with the Secretary of State of Delaware is March 19, 1997 and was incorporated as Biologistics, Inc.

      2. The Board of Directors on June 8, 2006 duly adopted a resolution setting forth a proposed amendment to certificate of incorporation of the Corporation, declaring said amendment to be advisable and calling for it to be submitted to the stockholders of the Corporation for consideration thereof and that thereafter, pursuant to such resolution of the Board of Directors, the stockholders adopted such amendment by written action of the majority of the stockholders.

      3. Article IV of the Certificate of Incorporation of Abazias, Inc. shall be hereby amended to add the following:


Upon this Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Date"), each share of Common Stock, par value $0.001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Date, shall be, and hereby is, converted into [one-Xth (1/Xth)](1) of a share of Common Stock, par value $0.001 per share (the "New Common Stock"). Each outstanding stock certificate which immediately prior to the Effective Date represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Date by [one-Xth (1/Xth)] and rounding such number up to the nearest whole integer.

The Corporation shall not issue fractional shares on account of the Reverse Stock Split. Any fractional share resulting from such change will be rounded upward to the next higher whole share of New Common Stock.

Each holder of Old Common Stock shall be entitled to receive a certificate representing the number of whole shares of New Common Stock into which such Old Common Stock is reclassified.

(1) "1/X" represents a fraction, within the range of 1-for-10 to 1-for-40, inclusive, to be determined by the Board of Directors, such that references to "1/X" or "1/Xth" are to a number no less than 1/40 and no greater than 1/10, as selected by the Board of Directors.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to Certificate of Incorporation on this ____ day of ________, 2006.


                                    ABAZIAS, INC.


                                    By /s/ Oscar Rodriguez
                                       ---------------------------
                                       Oscar Rodriguez, CEO